                                                                       EXHIBIT 2
                                                                       ---------

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                   :
                         :
PORTACOM WIRELESS, INC.,            :     Chapter 11
a Delaware Corporation,             :
                         :     Case No. 98-661(PJW)
          Debtor.        :

________________________________________________________________________________

                   AMENDED PLAN OF REORGANIZATION PROPOSED BY
                            PORTACOM WIRELESS, INC.,
                AS DEBTOR AND DEBTOR-IN-POSSESSION, AS MODIFIED
________________________________________________________________________________


                              Francis A. Monaco, Jr., Esquire (No. 2078)
                              Joseph J. Bodnar, Esquire (No. 2512)
                              WALSH AND MONZACK, P.A.
                              400 Commerce Center
                              Twelfth and Orange Streets
                              P.O. Box 2031
                              Wilmington, DE 19899
                              (302) 656-8162
                              Attorneys for Debtor and
                              Debtor-in-Possession

                                         - and -

                              Jeffrey Kurtzman, Esquire
                              KLEHR, HARRISON, HARVEY,
                               BRANZBURG & ELLERS LLP
                              1401 Walnut Street
                              Philadelphia, PA 19102
                              (215) 568-6060
                              Special Counsel for Debtor and
                              Debtor-in-Possession
Dated: July 24, 1998

                                  INTRODUCTION
                                  ------------

     PortaCom Wireless, Inc., a Delaware corporation (the "Debtor"), proposes the following amended plan of reorganization, as modified (the "Plan") pursuant to 11 U.S.C. (S)(S)1121 and 1129.

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------
     For purposes of this Plan, and unless the context otherwise requires, the terms set forth below shall have the following meanings:

     1.1  Administrative Advance.  The Cash available to the Debtor for the
          ----------------------
payment of ordinary course Administrative Claims from time to time pursuant to section 3.4(i) of the MOU.

     1.2  Administrative Claim.  Any cost or expense of administration of the
          --------------------
Case entitled to priority in accordance with the provisions of sections 503(b) and 507(a) (1) and any fees or charges assessed against the Debtor under 28 U.S.C. (S)1930, including, without limitation, any actual and necessary expense of operating the business of the Debtor and all compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under sections 330 and 331 of the Code, including those of counsel or other professionals employed by the Debtor and the Committee. All professional fees and costs incurred prior to the Confirmation Date by the Debtor for professionals employed by the Debtor and the Committee shall be deemed to be Administrative Claims.

     1.3  Administrative Shares.  The VDC Shares described in section 3.4(g) of
          ---------------------
the MOU.

     1.4  Allowed Claim.  A Claim (a) as listed in the Bankruptcy Schedules
          -------------
filed in this case (including any amendments thereto) and not listed as contingent, disputed or unliquidated, or (b) as set forth in a properly filed Proof of Claim filed by a Creditor prior to the Bar Date, to which no objection is filed pursuant to this Plan, or (c) as allowed by Final Order of the Bankruptcy Court.

      1.5  Allowed Secured Claim.  A Claim secured by a lien on or security
           ---------------------
interest in Collateral as of the Confirmation Date, determined in accordance with section 506(a) of the Code.

      1.6  Asset Purchase Agreement.  The asset purchase agreement dated March
           ------------------------
23, 1998 by and between VDC, as buyer, and the Debtor, as seller, as  amended by
(i) two Stipulations and Orders in Lieu of Objection dated April 3, 1998 and April 23, 1998, respectively, (ii) the Escrow Agreement and (iii) the MOU, (copies of which are respectively attached hereto as Exhibits "A" through "E" and incorporated by reference herein).

      1.7  Asset Sale.  The Debtor's sale of the MCC Shares and the MCC Warrants
           -----------
as contemplated in and under the Asset Purchase Agreement and this Plan and as confirmed by the Asset Sale Order.

      1.8  Asset Sale Order.  That order entered by the Bankruptcy Court on or
           -----------------
about April 23, 1998 approving the Asset Sale and the Asset Purchase Agreement.

      1.9  Assets.  The Debtor's personal property, including, without
           ------
limitation, the Debtor's interest in the MCC Shares and the MCC Warrants, equipment, contract rights, general intangibles and other assets.

      1.10 Bankruptcy Court.  That unit of the United States District Court for
           ----------------
the District of Delaware in which the Case is pending.

      1.11 Bankruptcy Rules.  The Federal Rules of Bankruptcy Procedure, as
           ----------------
amended from time to time, promulgated by the Supreme Court of the United
States.

      1.12 Bankruptcy Schedules.  The schedules of assets and liabilities filed
           --------------------
by the Debtor with the Clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they may be amended from time to time.

      1.13     Bar Date.  May 15, 1998, the date established by the Bankruptcy
               --------
Court as the deadline by which Proofs of Claim and Interests must be filed.

      1.14     Business Day.  Any day, except a Saturday, Sunday, or holiday, on
               ------------
which commercial banking corporations and the federal courts are open for business.

      1.15     Case.  The Debtor's Chapter 11 reorganization case presently
               ----
captioned  In re PortaCom Wireless, Inc., Debtor and docketed at Case No. 98-
           -------------------------------------
661(PJW).

      1.16     Cash.  The lawful currency of the United States of America.
               ----

      1.17     Cause of Action.  All Claims and causes of action now owned or
               ---------------
hereafter acquired by the Debtor, whether arising under the Code or other federal or state law, including, without limitation, any cause of action arising under sections 544, 547, 548, 549, 550, 551, 553 or other sections of the Code.

      1.18     Claim.  The right to payment, whether or not such right is
               -----
reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, as defined in section 101(5) of the Bankruptcy Code.

      1.19     Class.  A group of Claims or Interests, consisting of Claims or
               -----
Interests which are substantially similar to each other, as classified pursuant to this Plan.

      1.20     Code.  The United States Bankruptcy Code, as amended, 11 U.S.C.
               ----
(S)101, et seq.
        -- ---

      1.21     Collateral.  The property of the Debtor securing an Allowed
               ----------
Secured Claim.

      1.22     Committee.  The official committee of unsecured creditors
               ---------
appointed pursuant to section 1102 of the Code.

      1.23     Confirmation Date.  The date on which the Bankruptcy Court shall
               -----------------
enter the Confirmation Order with respect to this Plan in accordance with the provisions of the Code.

      1.24     Confirmation Hearing.  The hearing at which the Bankruptcy Court
               --------------------
considers confirmation of this Plan pursuant to section 1128 of the Code.

      1.25     Confirmation Order.  The order entered by the Bankruptcy Court
               ------------------
confirming the Plan, which shall be in form and substance reasonably satisfactory to the Debtor, the Committee and VDC.

      1.26     Creditor.  An entity, as defined in section 101(14) of the Code,
               --------
that has a Claim against the Debtor.

      1.27     Debtor.  PortaCom Wireless, Inc., the debtor and debtor-in-
               ------
possession in the Case.

      1.28     Deficiency Claim.  The Unsecured Claim of a Secured Creditor in
               ----------------
excess of the value of the Collateral securing such Claim.

      1.29     DIP Financing Documents.  The Debtor In Possession Loan, Security
               -----------------------
and Pledge Agreement between the Debtor and VDC dated March 23, 1998, together with, to the extent modified by, the two Stipulations and Orders in Lieu of Objection dated April 3, 1998 and April 23, 1998.

      1.30     Disbursing Agent. Michael Richard or another person or entity
               ----------------
designated by the Debtor with the consent of the Committee.

      1.31     Disputed Claims Reserve.  The reserve for Disputed Unsecured
               -----------------------
Claims which shall be funded from the Sale Proceeds.

      1.32     Disputed Unsecured Claims.  All Unsecured Claims, other than
               -------------------------
Liquidated Unsecured Claims.

      1.33     Distribution Date.  The Business Day(s) on which distributions
               -----------------
under the Plan shall
be made or deemed to be made to the holders of Allowed Claims and Interests. With respect to Unsecured Claims, to the extent practicable in consideration of the payment mechanisms described in the Escrow Agreement, the Distribution Date shall occur on the later of the Effective Date or a date within ten (10) days after such Unsecured Claim becomes an Allowed Claim.

      1.34     Effective Date.  The first Business Day which is at least eleven
               --------------
(11) days after the Confirmation Date, on which the Confirmation Order has become a Final Order and on which all conditions precedent to the Effective Date have occurred as set forth in the Plan.

      1.35     Equity Security Holder.  Any person who holds, as of the Record
               ----------------------
Date, any legal or equitable interest in any equity security of the Debtor.

      1.36     Escrow Agent.  Klehr, Harrison, Harvey, Branzburg & Ellers LLP,
               ------------
as appointed pursuant to the Escrow Agreement.

      1.37     Escrow Agreement.  That certain Escrow Agreement among the
               ----------------
Debtor, VDC, the Committee and the Escrow Agent, contemplated by the Stipulation and Order in Lieu of Objection dated April 6, 1998, to establish an account for the Escrowed Funds, which constitutes a part of the consideration payable by VDC to purchase the MCC Shares and MCC Warrants. A true and correct copy of the Escrow Agreement is attached hereto as Exhibit "D" and incorporated by reference herein.

      1.38     Escrowed Funds.  The Cash fund in the sum of $2,682,000
               --------------
established pursuant to the Escrow Agreement.

      1.39     Filing Date.  March 23, 1998, the date on which the Petition was
               -----------
filed with the Bankruptcy Court.

      1.40     Final Order.  A judgment, order or other decree issued and
               -----------
entered by the Bankruptcy Court, which judgment, order or other decree (a) has not been reversed or stayed, as to which the time to appeal has expired and as to which no appeal or petition for relief, rehearing or certiorari is pending, or (b) with respect to which any appeal has
             ----------
been finally decided and no further appeal or petition for certiorari can be
                                                           ----------
taken or granted.

      1.41     Impaired Class.  Any Class of Claims or Interests which is
               --------------
impaired within the meaning of section 1124 of the Code.

      1.42     Interests.  The rights of the Equity Security Holders, together
               ---------
with any other rights to receive shares of common stock, warrants and/or options to purchase common stock of the Debtor or the Reorganized Debtor.

      1.43     Issuance or Issued.  With respect to  VDC Shares to be issued,
               ------------------
offered or sold pursuant to the Asset Purchase Agreement , the offer or sale of securities under the Plan as set forth in and within the meaning of section 1145 of the Code.

      1.44     Lien.  With respect to any of the Assets of the Debtor, any
               ----
mortgage, lien, pledge, charge, security interest, or other security device (including a lease which is not a true lease) or encumbrance of any kind affecting such Asset.

      1.45     Liquidated Unsecured Claims.  The limited class of Unsecured
               ---------------------------
Claims which (a) have been resolved and/or liquidated pursuant to a Settlement Agreement, and/or (b) are asserted in amounts and with priorities consistent with, or in amount or priority less than that reflected in, the Bankruptcy Schedules.

      1.46     MCC. Metro media China Corporation, formerly Metro media Asia
               ---
Corporation, a privately held corporation organized and existing under the laws of the state of Delaware, which is the successor to Asian American Telecommunications Corporation.

      1.47     MCC Shares.    The 2,000,000 shares of MCC common stock owned by
               ----------
Debtor, together with all rights and privileges pertaining thereto, including, without limitation, all securities and additional securities receivable in respect of or in exchange for such securities, all rights to subscribe for securities incident to or arising from ownership of such securities, all cash, interest, stock and other dividends or distributions paid or payable on such securities, and all books and records pertaining to the foregoing, including, without limitation, all stock record and transfer books, and whatever is received when any of the foregoing is sold, exchanged or otherwise disposed of, including any proceeds as such term is defined in the Uniform Commercial Code of each state as enacted and in effect on the date hereof in each applicable jurisdiction, and as the same may subsequently be amended from time to time as further defined in and pursuant to the Prepetition Loan Documents.

     1.48  MCC Warrants.  The warrants to purchase 4,000,000 shares of MCC
           ------------
common stock with a strike price of $4.00 per share, together with all rights and privileges pertaining thereto, including, without limitation, all securities and additional securities receivable in respect of or in exchange for such securities, all rights to subscribe for securities incident to or arising from ownership of such securities, all cash, interest, stock and other dividends or distributions paid or payable on such securities, and all books and records pertaining to the foregoing, including, without limitation, all stock record and transfer books, and whatever is received when any of the foregoing is sold, exchanged or otherwise disposed of, including any proceeds as such term is defined in the Uniform Commercial Code of each state as enacted and in effect on the date hereof in each applicable jurisdiction, and as the same may subsequently be amended from time to time as further defined in and pursuant to the Prepetition Loan Documents.

     1.49  MOU.  The Memorandum of Understanding by and among VDC and the Debtor
           ---
dated June 8, 1998, a copy of which is annexed hereto and incorporated herein as Exhibit "E".

     1.50  Net Distributable Value.  The remaining Sale Proceeds and other
           ------------------------
assets available for
distribution from time to time to the holders of Allowed Interests after (a) distributions have been made to the holders of Allowed Claims in Classes 1 through 5 as provided in this Plan, and (b) distributions to professionals from reserves for post-Confirmation professional fees that have been made pursuant to sections 3.1 and 5.10 hereof.

      1.51     New Common Stock.  The shares, if any, of common stock to be
               ----------------
Issued by the Reorganized Debtor to an Investor.

      1.52     Petition.  The voluntary petition for reorganization under
               --------
Chapter 11 of the Code filed by the Debtor with the Bankruptcy Court.

      1.53     Plan.  This Amended Plan of Reorganization, as modified, as it
               ----
may be further amended, modified or supplemented from time to time, and any exhibits and schedules thereto.

      1.54     Pledge Agreement.  That certain Pledge Agreement dated on or
               ----------------
about June 8, 1998 between MCC and the Debtor (the "Pledge Agreement").

      1.55     Prepetition Loan Documents.  Collectively, the Loan Agreement,
               --------------------------
Security Agreement, Pledge Agreement each dated November 10, 1997 and related instruments and documents executed and delivered by the Debtor to VDC in connection therewith.

      1.56     Priority Claims.  Any Claim or portion thereof that is entitled
               ---------------
to priority under sections 503(b) or 507 of the Code.

      1.57     Pro Rata.  With respect to any distribution to the holder of an
               --------
Allowed Claim or Interest of a particular Class on a particular date, the same proportion that the amount of such Allowed Claim or Interest bears to the aggregate amount of all Claims or Interests of such Class, including Disputed Claims or Interests.

      1.58     Purchaser.  VDC, as the purchaser of the MCC Shares and MCC
               ---------
Warrants.

      1.59     Record Date.  The date as of which entities or persons are
               -----------
deemed to be Equity

Security Holders and entitled to treatment on account of Allowed Interests under this Plan, which shall be the date and time established by the Bankruptcy Court as the deadline for filing objections to confirmation of the Plan.

      1.60     Reorganized Debtor.  The Debtor on and after the Confirmation
               ------------------
Date.

      1.61     Sale Proceeds.  The Cash and non-Cash proceeds of the Asset Sale.
               -------------
In the event that VDC is the Purchaser, pursuant to the Asset Purchase Agreement and to the extent provided in the Escrow Agreement, the Sale Proceeds shall consist of the Escrowed Funds and the VDC Shares.

      1.62     Secured Claim.  A Claim of a Creditor against the Debtor secured
               -------------
by a validly perfected, enforceable and unavoidable Lien on property in which the Debtor has an interest, to the extent of the value of such Creditor's interest in such property.

      1.63     Secured Creditor.  A Creditor that holds a Secured Claim.
               ----------------

      1.64     Settlement Agreements.  The prepetition debt settlement
               ---------------------
agreements between the Debtor and certain of its creditors, as reflected in Attachment #1 to Bankruptcy Schedule "F," which shall be deemed to be Allowed Claims in the amount and in exchange for the consideration set forth therein, respectively.

      1.65     Unsecured Claim.  Any Claim, or portion thereof, that is not
               ---------------
entitled to priority under sections 503(b) or 507 of the Code and is not secured by Collateral, including Disputed Unsecured Claims.

      1.66     VDC. VDC Corporation, Ltd., a Bermuda corporation.
               ---

      1.67     VDC Shares.  The shares of VDC common stock to be Issued by VDC
               ----------
to the Debtor, or the Escrow Agent as the case may be pursuant to the Asset Purchase Agreement and this Plan and offered or sold in connection with and in consideration of the Asset Sale.

                                   ARTICLE II
                                   ----------

                     CLASSIFICATION OF CLAIMS AND INTERESTS
                     --------------------------------------

     All Claims against and Interests in the Debtor are classified as follows:

     2.1  Class 1.  Allowed Administrative Claims.
          -------

     2.2  Class 2.  Allowed Priority Claims.
          -------

     2.3  Class 3.  Allowed Secured Claim of VDC.
          -------

     2.4  Class 4.  Contingent Secured Claim of MCC.
          -------

     2.5  Class 5.  Allowed Liquidated Unsecured Claims and Disputed Unsecured
          --------
Claims.

     2.6  Class 6.  Allowed Interests of Equity Security Holders as defined in
          -------
this Plan.

                                  ARTICLE III
                                  -----------

                      TREATMENT OF CLASSES UNDER THE PLAN
                      -----------------------------------

     3.1  Class 1 - Administrative Claims.  Class 1 is unimpaired under the
          -------------------------------
Plan. Unless the holder of an Administrative Claim agrees to a less favorable treatment, or an Administrative Claim is not yet due or payable, the holder of an Allowed Class 1 Claim shall be paid in full in Cash on the later of the Effective Date or the date on which such Claim becomes an Allowed Claim. Notwithstanding the foregoing, if an Allowed Administrative Claim was incurred in the ordinary course of the Debtor's business, such Claim shall be paid when
due in the ordinary course of business.   Any Claim for professional fees
arising or reimbursement of costs arising or incurred before the Confirmation Date shall be subject to Bankruptcy Court approval pursuant to an application under sections 330 or 331 of the Code, which shall be filed on or within sixty
(60) days from the Confirmation Date. The Disbursing Agent shall establish a reserve for professional fees and costs arising or incurred after the Confirmation Date and may liquidate such VDC Shares as are sufficient to pay or reserve, in Cash, Allowed Class 1 Claims.

     3.2  Class 2- Priority Claims.  Class 2 is unimpaired under the Plan.  On
          ------------------------
or as soon as is reasonably practicable after the Effective Date, Allowed Class 2 Claims shall be paid in full in Cash in satisfaction of such Claims. In the discretion of the Disbursing Agent, the Disbursing Agent may liquidate such VDC shares as are sufficient to pay, in Cash, Allowed Class 2 Claims.

     3.3  Class 3 - VDC Secured Claim.  Class 3 is impaired under the Plan.
          ---------------------------
Since VDC was, the Class 3 Claim shall be treated in accordance with the Asset Purchase Agreement as follows: VDC shall retain its Lien on and security interest in the MAC Shares and MAC Warrants, which Lien and security interest shall be deemed perfected without further action, notice or recording by VDC, and the DIP Financing Documents shall remain in full force and effect; however, the Maturity Date thereunder shall be extended through the Effective Date. Notwithstanding the foregoing, the Indebtedness and the VDC Secured Claim shall be satisfied pursuant to sections 3.4(a) and (h) of the Asset Purchase Agreement.

     3.4  Class 4 - MCC Contingent Secured Claim.  Class 4 is impaired under
          ---------------------------------------
the Plan. Class 4 consists of MCC's contingent Secured Claim arising pursuant to that certain Termination Agreement dated September 11, 1996 and the Pledge Agreement. Under the terms of the Asset Purchase Agreement and the Asset Sale Order, the MCC Shares were conveyed free and clear of Liens, Claims, and encumbrances with such Liens, Claims and encumbrances to attach to the Sale Proceeds pursuant to section 363(f) of the Code (the "Replacement Lien"). Pursuant to the Asset Sale Order and the terms of the Pledge Agreement, MCC has a first priority Replacement Lien on 2,650,000 VDC Shares (the "Pledged Shares") which have been pledged to MCC to secure the Debtor's indemnification obligations to MCC under the Termination Agreement dated September 11, 1996, subject to the terms of the Pledge Agreement.

     3.5  Class 5 - Allowed Unsecured Claims.  Class 5 consists of two
          ----------------------------------
subclasses which are impaired under the Plan.

          (a) Class 5A - Liquidated Unsecured Claims.  Class 5A consists of
              ---------------------------------------
Liquidated Unsecured Claims. Unless otherwise agreed between the holder of a Class 5A Claim and the Debtor, the Disbursing Agent shall distribute to the holder of each Class 5A Allowed Claim, in full satisfaction of such Claim and all other interest, late charges, penalties, attorneys' fees and/or court or other costs which might otherwise be due, either:

          (i) VDC Shares and one hundred four (104%) percent of any Cash expressly provided for in the applicable Settlement Agreement; or

          (ii) to the extent that (A) the consideration payable under the applicable Settlement Agreement is not expressed as a number of VDC Shares or (B) a Class 5A Claim is not subject to a Settlement Agreement, Cash equal to one hundred four (104%) percent of the Allowed amount of such Claim.

Distribution of the Escrowed Funds to the holders of Class 5 Claims shall be limited to the Closing Date Claims, Settlements, Bar Date Claims and Other Allowed Claims, all as defined in the Asset Purchase Agreement, and the Escrowed Funds shall not be distributed to the holders of such Claims in an amount in excess of one hundred (100%) percent of the Cash amount of such Claims.

          (b) Class 5B - Disputed Unsecured Claims. Class 5B consists of
              -------------------------------------
Disputed Unsecured Claims, including, but not limited to, all Unsecured Claims that are not Liquidated Unsecured Claims and/or Claims that are disputed because
(i) the Debtor's books and records reflect such a dispute; (ii) a Class 5A claimant asserts a Claim in excess of the consideration reflected in its Settlement Agreement with the Debtor; (iii) a Class 5A claimant asserts a Claim in excess of the amount of its Claim as listed in the Bankruptcy Schedules; (iv) a Claim asserted in a timely filed proof of claim reflecting an inaccurate priority or an invalidly asserted Lien; or (v) an objection to a Claim has been asserted and is pending. On the Distribution Date, the escrow account established pursuant to the Escrow Agreement shall be deemed to be the Disputed Claims Reserve, which account shall consist of Sale Proceeds sufficient to satisfy the Disputed Unsecured Claims as scheduled or asserted in a proof of claim (whichever amount is higher) for subsequent distribution to the holders of Disputed Unsecured Claims at such time or times and in such amounts as they become Allowed Claims, pursuant to sections 5.11 and 7.2 hereof. Class 5B claimants may elect to receive distributions of Cash and/or VDC Shares in satisfaction of their Allowed Unsecured Claims. In the event that a Class 5B claimant elects to accept, or is judicially determined to be entitled to receive, VDC Shares in full or partial satisfaction of its Claim, such claimant shall receive VDC Shares in an amount determined by dividing its Allowed Claim by the closing bid price of the VDC Shares on the day immediately preceding the Distribution Date and, in the event that such calculation would result in the issuance of a fractional share, rounding up to the next highest number of shares. This calculation is illustrated as follows:

                    Creditor X has an Allowed Class 5
                    Claim against the Debtor in the
                    amount of $1,100.00.  On the day
                    immediately preceding the
                    Distribution Date, the closing bid
                    price of VDC common stock is $4.25
                    per share.  On the Distribution Date,
                    Creditor X is entitled to receive
                    259 shares of VDC common stock
                    ($1,100.00/$4.25/share = 258.82
                    shares, rounded to 259 shares).

Nothing herein shall obligate a Class 5 claimant which is not a party to a Settlement Agreement to accept VDC Shares in satisfaction of its Claim.

          (c) Authority to Liquidate VDC Shares.   Subject to the provisions of
              ---------------------------------
the Escrow Agreement and sections 7.6 and 7.7 of the Asset Purchase Agreement, in the discretion of the Disbursing Agent, the Disbursing Agent may liquidate such VDC Shares as are sufficient to pay, in Cash, Allowed Class 5A Claims to the extent provided in the applicable Settlement Agreement or Allowed Class 5B claims to the extent such a claimant elects to receive Cash pursuant to section 3.5(b) above.

     3.6  Class 6 - Allowed Interests.   Class 6 is impaired under the Plan.
          ----------------------------
Class 6 consists of the holders of Interests. Such holders shall retain their Interests on and after the Confirmation Date. The ownership of Interests and the entitlement of Equity Security Holders to treatment under the Plan shall be determined as of the Record Date.

                                   ARTICLE IV
                                   ----------
                   PROVISIONS CONCERNING TREATMENT OF CLASSES
                   ------------------------------------------

     4.1 Claims in Classes 1 and 2 are "non-classified Claims" for voting purposes pursuant to section 1123(a) (1) of the Code, and solicitation of acceptances with respect to such Claims is not required.

     4.2 Claims in Classes 3, 4 and 5 and Interests in Class 6 are impaired and are entitled to vote to accept or reject the Plan pursuant to section 1126(a) of the Code.
                                   ARTICLE V
                                   ---------
                      MEANS FOR IMPLEMENTATION OF THE PLAN
                      ------------------------------------

     5.1  Plan Funding.  The Plan shall be funded by the consummation of the
          -------------
Asset Sale pursuant to the Asset Purchase Agreement and the distribution of the Sale Proceeds, including the Administrative Advance and the Administrative Shares, as well as any other funds which the Reorganized Debtor may have on hand as of the Confirmation Date, the collection of accounts receivable and any other amounts due and owing to the Debtor, the proceeds of Causes of Action, if any.

     5.2  Delivery of Sale Proceeds.  The Escrowed Funds  have been delivered to
          --------------------------
the Escrow

Agent pursuant to the Escrow Agreement . At Closing (as defined in the Asset Purchase Agreement), the Buyer shall deliver the VDC Shares to the Escrow Agent in furtherance of Section 4(b) of the Stipulation and Order in Lieu of Objection dated April 3, 1998 and subject to adjustment provided for in section 8 of the Escrow Agreement and section 3.4 of the Asset Purchase Agreement. On or before the Distribution Date, and from time to time thereafter, the Escrow Agent will deliver the Sale Proceeds to the Disbursing Agent for distributions consistent with the Escrow Agreement and this Plan.

     5.3  Duties of Disbursing Agent.  The duties and  responsibilities of the
          ---------------------------
Disbursing Agent shall be ministerial only, and the Disbursing Agent may only act upon the direction and authorization of the Bankruptcy Court pursuant to the terms of the Plan. At the expense of the Debtor's estate, the Disbursing Agent shall be required to obtain a bond satisfactory to the Reorganized Debtor and the Committee. After the Disbursing Agent has made a final distribution of the Net Distributable Value pursuant to the terms of the Plan, the Disbursing Agent shall file with the Court a report of all receipts and disbursements made by the Disbursing Agent after the Confirmation Date. Additionally, at that time and in the event that VDC is the Purchaser, the Disbursing Agent shall distribute to VDC and the holders of Class 6 Interests such Cash and VDC Shares as may be available pursuant to section 8 of the Escrow Agreement. The Disbursing Agent, in his discretion, and subject to the provisions of the Escrow Agreement and sections 7.6 and 7.7 of the Asset Purchase Agreement, may liquidate such VDC Shares as are sufficient to allow Cash payments to be made to claimants in Classes 1 and 2, and, pursuant to the terms of the applicable Settlement Agreements or as otherwise provided herein, to claimants in Class 5.

     5.4  Timing of Distributions.  Distributions, when practicable from time to
          ------------------------
time, as provided in this Plan shall be made first to the holders of Allowed Claims and thereafter to the holders of Allowed Interests (to the extent of the Net Distributable Value), provided that the Disputed Claims Reserve has been funded in accordance with section 7.2 hereof.

     5.5  Payment of Class 1 and 2 Claims.  Except as otherwise agreed by the
          -------------------------------
holder of any such Claim, on the Distribution Date, the Disbursing Agent shall pay in full in Cash all Allowed Administrative Claims and all Allowed Priority Claims.

     5.6  Payment of Class 4 and 5 Claims.  Except as otherwise agreed between
          -------------------------------
the Debtor and the holder of an Allowed Class 4 or 5 Claim, such Allowed Claims shall be paid in full and final satisfaction thereof on the later of the Distribution Date or the date on which such Claim becomes an Allowed Claim, provided that the Disputed Claims Reserve has been established and funded as required pursuant to this Plan.

     5.7  Unclaimed Distributions.  Neither the Reorganized Debtor nor any
          ------------------------
successor or designee thereof, including the Disbursing Agent, shall have any obligation to search for the current addresses of Creditors whose distributions are returned. The Disbursing Agent may rely exclusively upon the addresses contained in (i) the Bankruptcy Schedules, if a Creditor did not file a proof of claim; (ii) a Creditor's proof of claim; and (iii) any written notice provided to the Reorganized Debtor after the Effective Date. Any distribution undeliverable after consideration of such address sources shall be forever waived, and the amount of such distribution shall revest in the Reorganized Debtor for distribution on behalf of the Class 6 Interests.

     5.8  Good Faith Sale.  The reversal or modification on appeal of the Asset
          ----------------
Sale Order approving the Asset Sale will not affect the validity of the Asset Sale to the Purchaser, whether or not the Purchaser knew of the pendency of the appeal, unless the Asset Sale Order is stayed pending the appeal and prior to the consummation of the Asset Sale.

     5.9  Injunction.  Except as otherwise expressly provided in this Plan or
          ----------
the Confirmation

Order, no Creditor or Equity Security Holder may (i) commence or continue in any manner any action or other proceeding against the Debtor or VDC or their respective property, (ii) enforce, attach, collect or recover by any means or manner any judgment, Claim or award against the Debtor or VDC, (iii) create, perfect or enforce any lien or encumbrance of any kind against the Debtor or VDC, or (iv) take any other action in respect of any such Claim or Interest except as specifically permitted under this Plan. In addition, MCC shall deliver the MCC Shares and MCC Warrants, to the extent that such MCC Shares and MCC Warrants have not previously been delivered, to the Purchaser.

     5.10 Reserve for Post-Confirmation Professional Fees.  On and after the
          -----------------------------------------------
Effective Date, the Reorganized Debtor and the Disbursing Agent shall implement the Plan. On or as soon as is reasonably practicable after the Effective Date, the Disbursing Agent shall establish a reserve of Cash and/or VDC Shares for the professional fees and expenses reasonably anticipated to implement the Plan and the Asset Sale, to prosecute objections to and resolve Disputed Claims, and otherwise consummate the Plan and the duties of the Reorganized Debtor thereunder. The Disbursing Agent shall pay post-confirmation professional fees from the reserve in the ordinary course of business without further order of the Bankruptcy Court except as provided in section 10.16 hereof. The Committee will continue to exist post-confirmation until such time as this Plan has been fully consummated, and the Committee's professionals shall be entitled to receive fees and expenses paid in accordance with the terms of this section 5.10.

     5.11 Reserve for Disputed Claims. Consistent with the Escrow Agreement and
          ---------------------------
as provided in Section 7.2 hereof, the escrow account established pursuant to the Escrow Agreement shall be the Disputed Claims Reserve, which account shall consist of Cash sufficient to satisfy the Disputed Unsecured Claims as scheduled or asserted in a proof of claim (whichever amount is higher) for subsequent distribution to the holders of Disputed Unsecured Claims at such time or times and in such amounts as they become Allowed Claims, together with additional Cash which may be added to the escrow account upon the liquidation of VDC Shares by the Disbursing Agent in accordance with section 5.3 of this Plan.

     5.12 Distribution Pursuant to the Escrow Agreement.
          ----------------------------------------------

          (a) Pursuant to section 8 of the Escrow Agreement and section 3.4 of the Asset Purchase Agreement, VDC shall receive (i) Cash in an amount equal to the sum of the disallowed amount of Disputed Unsecured Claims not previously disbursed pursuant to section 5.15 hereof, plus the Cash portion of the Escrowed Funds in excess of the Cash required to pay all Allowed Priority Claims and Allowed Unsecured Claims, plus all interest and other earnings on the Escrowed Funds, and (ii) the portion of the VDC Shares in an amount equal to the difference between (x) the total amount of the Escrowed Funds distributed on account of all Allowed Priority Claims and Allowed Unsecured Claims and (y) the Indebtedness to VDC (as defined in the Asset Purchase Agreement) plus the fee incurred by VDC to obtain the letter of credit portion of the Escrowed Funds, if any, divided by the value of the VDC Shares. The shares of VDC common stock will be valued based upon the mean of the last bid and ask prices per share as listed on the NASD Electronic Bulletin Board or other similar interdealer quotation system through which bid and ask prices for VDC are submitted, or any national securities exchange on which VDC is listed, for the consecutive five (5) trading days immediately preceding the auction date of April 23, 1998 in connection with the Asset Sale. In the event VDC is not trading on any exchange for the five (5) days prior to the auction date of April 23, 1998 in connection with the Asset Sale, the value of VDC common stock shall be the fair market value as reasonably determined by an investment banking firm selected by the Debtor, with the costs of such appraisal to be borne by the Debtor.

          (b) After payments to VDC as described in section 5.12(a) above, Class 6 Interests will receive a Pro Rata distribution of the remaining VDC Shares.

     5.13 Notice of Occurrence of Effective Date.  Upon the occurrence of the
          --------------------------------------
Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtor shall file a written notice of the occurrence of the Effective Date, including the date thereof, with the Bankruptcy Court, which notice shall constitute appropriate and adequate evidence that this Plan has become effective, and neither the Reorganized Debtor nor any other party shall have any other or further obligation to provide notice of the Effective Date.

     5.14 Objections to Claims.  The Reorganized Debtor may object to or contest
          --------------------
the allowance of any Claim on or before May 22, 1998. Objections to Claims must be filed with the Court and served upon the holder of the Claim at its last known address. Within thirty (30) days from service of an objection, the holder of the Claim subject to an objection must file with the Court and serve upon the objecting party a response to such objection. Failure to file such a response within the thirty (30) day time period may cause the Court to enter a default judgment against the non-responding Claimant and thereby grant the relief requested in the Claim objection.

     5.15 Disallowance of Disputed Claims.  Notwithstanding anything herein to
          -------------------------------
the contrary and subject to section 8 of the Escrow Agreement and section 3.4 of the Asset Purchase Agreement, at such time as a Disputed Unsecured Claim becomes an Allowed Claim (in whole or in part) or is disallowed by the Bankruptcy Court, the Escrow Agent shall deliver to the Disbursing Agent such Sale Proceeds from the Disputed Claims Reserve having an aggregate value equal to the aggregate amount of the Allowed Claim and shall disburse to VDC, in the event that VDC is the Purchaser, sixty (60%) percent of the disallowed portion of the Disputed Unsecured Claim as a credit or reduction in VDC's liability under the letter of credit portion of the Escrowed Funds and/or a payment in Cash to VDC, whichever VDC may from time to time elect in writing.

     5.16 Modification.  The Debtor reserves the right to modify or withdraw the
          -------------
Plan in accordance with the Bankruptcy Code. However, modifications to the Plan after votes have already been solicited may, in certain circumstances, require the resolicitation of votes on the Plan.

     5.17 Securities Laws Exemption. The Asset Sale and transactions
          -------------------------
contemplated by the Plan, including, without limitation, VDC's Issuance of the VDC Shares pursuant to the Asset Purchase Agreement are not subject to section 5 of the Securities Act of 1933, as amended (the "Securities Act"), or any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer, underwriter, broker or dealer, as the transactions contemplated by the Plan are entitled to the exemptions provided by section 1145 of the Bankruptcy Code. VDC shall be deemed to be a successor to the Debtor under the Plan for the sole and limited purpose of acquiring the Debtor's interest in the MCC Shares and MCC Warrants, and the VDC Shares Issued to the Debtor and subsequently to creditors and Equity Security Holders shall be deemed to be in exchange for Claims and Interests. Notwithstanding anything herein to the contrary, VDC shall not assume or be deemed to assume any liability or otherwise be held liable for any Claims or any other obligations of the Debtor.

     5.18 Conditions Precedent.  The effectiveness of the Plan and the
          --------------------
transactions contemplated herein are specifically conditioned upon the entry of a Confirmation Order (provided it shall become a Final Order) in form and substance satisfactory to the Debtor, VDC, and the Committee, which Confirmation Order shall, inter alia, authorize the Issuance, offer or sale of securities,
             ----- ----
subject to the exemption set forth in section 1145 of the Code, and the payment and delivery of the Sale Proceeds as provided in the Asset Purchase Agreement. Distribution of the VDC

Shares to Creditors or Equity Security Holders shall be conditioned upon each such recipient's execution of an agreement consistent with section 7.6 of the Asset Purchase Agreement in form and in substance reasonably satisfactory to VDC and its counsel or other procedure acceptable to VDC giving effect to sections
7.6 and 7.7 of the Asset Purchase Agreement.



                                   ARTICLE VI
                                   ----------
             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
             -----------------------------------------------------

     Any pre-petition executory contract or unexpired lease to which the Debtor is a party, as reflected on Bankruptcy Schedule "G", which has not been previously assumed or rejected, or is not the subject of a motion to assume which is pending as of the Confirmation Date, is hereby rejected as of the Confirmation Date. Any Proof of Claim for damages arising from any rejection of an executory contract or unexpired lease must be filed on or before thirty (30) days from the date on which such rejection has occurred or is deemed to have occurred (unless governed by a more specific Order of the Bankruptcy Court) and shall be classified as a Class 5 Claim. Failure to file such Proof of Claim in a timely fashion will result in its disallowance, and the holder thereof will not receive any distribution. If any such Claim is disputed, treatment and participation in the Plan shall be accorded after allowance, pursuant to the provisions of Article VII.

                                  ARTICLE VII
                                  -----------

                              DISPUTED CLAIMS AND
                        SEGREGATION OF RESERVES THEREFOR
                        --------------------------------

     7.1  Treatment of Disputed Claims and Interests.  Notwithstanding any other
          -------------------------------------------
provision of this Plan to the contrary, as described in section 5.10 hereof, any Claim or Interest which is listed in the Bankruptcy Schedules as disputed, contingent, unliquidated or which was objected to in whole or in part on or before May 22, 1998 (except with respect to Claims filed after the Bar Date), or proof of which is filed in an amount or priority greater than the Bankruptcy Schedules, shall receive distribution under the Plan only after such Claim or Interest has become an Allowed Claim or Allowed Interest by a Final Order, or as agreed by a stipulation of settlement approved by the Bankruptcy Court. Upon the entry of a Final Order, or the approval of a stipulation of settlement, the holder of such Allowed Claim or Allowed Interest shall receive distribution under the Plan (without interest except as provided in the Plan) in accordance with the terms of this Plan as if there had been no objection thereto.

     7.2  Establishment of Disputed Claims Reserve.  With respect to Disputed
          -----------------------------------------
Unsecured Claims, or any portion thereof, Sale Proceeds sufficient to satisfy the Disputed Unsecured Claims as scheduled or asserted in a proof of claim (whichever amount is higher) shall be set aside and segregated pending the determination of the objection. The Sale Proceeds which are not so segregated shall be distributed in accordance with the provisions of Article III of the Plan, subject to the provisions of section 5.11 hereof. If an objection is overruled or resolved favorably to the party asserting such Claim, the amount of the Allowed Claim of such party shall be paid to such party in accordance with
Article III of the Plan. At such time as all Disputed Unsecured Claims either become Allowed Claims or are disallowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction, the remaining Sale Proceeds in the Disputed Claims Reserve shall be distributed pursuant to section
5.12 above. The Disputed Claims Reserve shall be established and funded with prior notice to the Committee and its counsel, subject to the Committee's right to assert objections to the amount thereof.

                                 ARTICLE VIII
                                 ------------

                           RETENTION AND ENFORCEMENT
                        OF CLAIMS AND CAUSES OF ACTION
                   BELONGING TO THE DEBTOR OR TO THE ESTATE
                   ----------------------------------------

     Claims, if any, for the avoidance of transfers of property as a lien creditor or bona fide purchaser pursuant to section 544 or other applicable law, the avoidance and recovery of preferential transfers pursuant to section 547 of the Code or other applicable law, all fraudulent transfer Claims pursuant to section 548 of the Code, all Claims relating to post-petition transactions under section 549 of the Code, all Claims recoverable under section 550 of the Code, all Claims against a third party on account of an indebtedness, any other Claims owed to or in favor of the Debtor, of any character whatsoever, and the determination of all causes of action, controversies, conflicts, questions and disputes, whether or not subject to an action pending as of the Confirmation Date, between the Debtor or the Reorganized Debtor and any other party, are hereby preserved and transferred exclusively to the Disbursing Agent for the benefit of Allowed Class 5 Claims (to the extent not fully satisfied hereunder) and Class 6 Interests as of the Effective Date.


                                  ARTICLE IX
                                  ----------

                            EFFECT OF CONFIRMATION
                            ----------------------

     9.1  Terms Binding.  On the Confirmation Date, all provisions of this Plan
          -------------
shall be binding upon the Debtor, the Reorganized Debtor, all holders of Claims and Interests, and all other entities who are affected in any manner by the Plan.

     9.2  Revesting.  Except as otherwise expressly provided in this Plan, as of
          ---------
the Effective Date, the Reorganized Debtor shall be vested with title to all remaining interests, property and assets of any kind whatsoever, including causes of action, net operating losses or carry-forwards of the

Debtor's estate, free and clear of all claims, liens, charges and other interest of Creditors or holders of Interests arising prior to the Filing Date.

     9.3  Automatic Stay.  The automatic stay arising under section 362 of the
          --------------
Code shall remain in effect until the Plan has been fully consummated, except as otherwise specifically modified, terminated or annulled prior to the Effective Date.

     9.4  Exculpation.  The Debtor, the Committee, and their respective members,
          ------------
officers, directors, employees, or agents (including the professionals and any other professionals retained by such persons and/or entities), shall have no liability to any holder of the claim or interest for any act or omission in connection with, or arising out of the formulation of the Plan, the pursuit of approval of the Disclosure Statement for the Plan or the solicitation of votes for or confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, or the property to be distributed under the Plan, except for willful misconduct or gross negligence and in all respects, shall be entitled to reply upon the advice of counsel with respect to their duties and responsibilities under the Plan.


                                   ARTICLE X
                                   ---------
                           RETENTION OF JURISDICTION
                           -------------------------

     10.1 The Bankruptcy Court shall retain jurisdiction under this Plan until the Plan is fully consummated and the Case is closed, for all purposes, including the hearing of all causes of action over which the Bankruptcy Court may have jurisdiction, the approval of professional fees incurred prior to the Confirmation Date, and any and all other purposes necessary and proper for consummation of this Plan. The Bankruptcy Court shall hear and determine all contested matters to be submitted to it pursuant to the express provisions of this Plan. The Bankruptcy Court's retention of jurisdiction until the Plan has been fully consummated shall include, but not be limited to, the following purposes:

     10.2 Classification of the Claim of any Creditor, reexamination of Claims which have been allowed for purposes of voting, and determination of objections to any Claim. The failure of the Debtor to object to any Claim for the purpose of voting shall not be deemed to be a waiver of the Debtor's right to object to such Claim in whole or in part.

     10.3 Determination of all questions and disputes regarding all assets of the estate and determination of all causes of action, controversies, disputes or conflicts involving the Debtor and its assets, whether or not subject to any action pending as of the Confirmation Date, between the Debtor and any other party.

     10.4 Correction of any defect, curing of any omission, or reconciliation of any inconsistency in the Plan or Confirmation Order as may be necessary to carry out the purposes and intent of the Plan.

     10.5 Modification of the Plan after Confirmation pursuant to the Bankruptcy Rules and the Code.

     10.6  Enforcement and interpretation of this Plan.

     10.7 Liquidation or estimation of damages or determination of the manner and time for such liquidation or estimation in connection with any contingent or unliquidated Claim.

     10.8 Entry of such orders as are necessary or appropriate to carry out the provisions of this Plan.

     10.9 To determine any and all pending applications for the assumption or rejection of executory contracts or unexpired leases to which the Debtor is a party or with respect to which it may be liable, and to hear and determine and, if need be, to liquidate any and all Claims arising therefrom.

     10.10 To determine any and all applications, motions, adversary proceedings and contested matters, whether pending before the Court on the Confirmation Date or filed or instituted after the Confirmation Date, provided such actions are otherwise initiated in accordance with the terms of this Plan, which actions shall include, without limitation, proceedings to collect accounts receivable or recover voidable transfers under the Code or other applicable law.

     10.11 Entry of any order, including injunctions, necessary to enforce the title, rights, and powers of the Debtor, creditors or other parties in interest and to impose such limitations, restrictions, terms and conditions of such title, rights, and powers as the Bankruptcy Court may deem necessary.

     10.12 Entry of orders approving any requests for professional compensation for services rendered or expenses incurred prior to or after the Effective Date.

     10.13 Determination of any issue, violation, injunction, contempt, relief, or other proceeding as contemplated under the Code.

     10.14  Entry of any order, including a Final Order closing this Case.

     10.15 Determination of the allowance of any contingent or unliquidated Claim for reimbursement or contribution of any entity that is liable with the Debtor.

     10.16 Determination of the allowance of professional fees and expenses incurred or arising after the Confirmation Date to the extent of any dispute.

     10.17 Determination of any issue affecting or relating to the exemption provided under section 1145 of the Bankruptcy Code as applied to the Plan or the Asset Sale.

     10.18 The entry and enforcement of such orders, injunctions and stays to implement the Plan and the transactions contemplated herein.


                                  ARTICLE XI
                                  ----------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     11.1 After Confirmation, the Reorganized Debtor may, with approval of the Bankruptcy Court, and so long as it does not materially or adversely affect the interests of Creditors, remedy any defect or omission, or reconcile any inconsistencies in the Plan or in the Confirmation Order in such manner as may be necessary to carry out the purpose and intent of this Plan.

     11.2 Except as otherwise provided in the Plan, all Creditors holding Unsecured Claims of any kind and all holders of Interests shall waive any and all interest, late charges, penalties, attorneys' fees, court costs, and any other charges of any kind.

     11.3 The transfer of any Assets during the pendency of this Case or after the Confirmation Date which constitutes a transfer under this Plan within the purview of section 1146(c) of the Code shall not be subject to stamp or similar taxes under any law.

     11.4 After the Confirmation Date, the Reorganized Debtor shall not be required to submit to the United States Trustee monthly operating reports.

     11.5 All quarterly fees due and owing to the United States Trustee under 28 U.S.C. (S)1930 shall be paid pursuant to this Plan until an order closing the Case is entered.

     11.6 Any and all claims which are listed in the Bankruptcy Schedules as disputed, contingent or unliquidated, and for which no proper or timely Proof of Claim has been filed prior to the Bar Date, shall be deemed disallowed.

     11.7 Except to the extent that the Code is applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

     11.8 In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement filed by the Debtor pursuant to section 1125 of the



                          [Intentionally Left Blank]

Code, the provisions of the Plan shall control and take precedence.

Dated:  July 24, 1998                    WALSH AND MONZACK, P.A.


                             By:    /s/ Francis A. Monaco
                                ------------------------------------------
                                Francis A. Monaco, Jr., Esquire (No. 2078)
                                Joseph J. Bodnar, Esquire (No. 2512)
                                400 Commerce Center
                                Twelfth and Orange Streets
                                P.O. Box 2031
                                Wilmington, DE 19899
                                (302) 656-8162

                                         - and -

                                Jeffrey Kurtzman, Esquire
                                KLEHR, HARRISON, HARVEY,
                                BRANZBURG & ELLERS LLP
                                1401 Walnut Street
                                Philadelphia, PA 19102
                                (215) 568-6060

                                Attorneys for Debtor and
                                Debtor-in-Possession


                             PORTACOM WIRELESS, INC.


                             By:    /s/ Michael A. Richard
                                ------------------------------------------
                                Michael Richard, Chief Executive Officer